UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2014

Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road, Winston-Salem, NC		27105
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (336) 519-8080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 30, 2014, Hanesbrands Inc. (the “Company”), along with MFB International Holdings S.à r.l. (“MFB International Holdings”), a wholly owned subsidiary of the Company, entered into a Second Amended and Restated Credit Agreement (the “Second Amended Credit Agreement”) with the various financial institutions and other persons from time to time party thereto (the “Lenders”), Suntrust Bank and Branch Banking & Trust Company, as the co-documentation agents, Bank of America, N.A. and PNC Bank, National Association, as the co-syndication agents, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent (the “Administrative Agent”), and J.P. Morgan Limited, Barclays Bank PLC and HSBC Securities (USA) Inc., as the joint lead arrangers and joint bookrunners. The Second Amended Credit Agreement amends and restates the Company’s Amended and Restated Credit Agreement, dated as of December 10, 2009.

The Second Amended Credit Agreement provides for potential aggregate borrowings of $1.6 billion, consisting of: (i) a $1.1 billion revolving loan facility (the “Revolving Loan Facility”) and (ii) one or more tranches of term loans, including an uncommitted tranche of term loans available in an aggregate principal amount up to the Euro equivalent of $500 million (the “Senior Secured Term Loan,” and together with the Revolving Loan Facility, the “Senior Secured Credit Facility”). A portion of the Revolving Loan Facility is available for the issuance of letters of credit and the making of swingline loans, and any such issuance of letters of credit or making of a swingline loan will reduce the amount available under the Revolving Loan Facility. At the Company’s option, at any time after the effective date of the Second Amended Credit Agreement, it may add one or more tranches of term loans (including the Senior Secured Term Loan) or increase the commitments under the Revolving Loan Facility so long as certain conditions are satisfied, including, among others, that no default or event of default is in existence, the Company is in pro forma compliance with the financial covenants set forth below and the Company’s senior secured leverage ratio is less than 2.50 to 1.00 on a pro forma basis after giving effect to the incurrence of such indebtedness.

The proceeds of the Revolving Loan Facility will be used for general corporate purposes and working capital needs. The Revolving Loan Facility is guaranteed by substantially all of the Company’s existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed-upon exceptions for certain subsidiaries. The Company and each of the guarantors under the Revolving Loan Facility have granted the Lenders a valid and perfected first priority (subject to certain customary exceptions) lien and security interest in (i) the equity interests of substantially all of the Company’s direct and indirect U.S. subsidiaries and 65% of the voting securities of certain first tier foreign subsidiaries; and (ii) substantially all present and future property and assets, real and personal, tangible and intangible, of the Company and each guarantor, except for certain enumerated interests, and all proceeds and products of such property and assets.

The proceeds of the Senior Secured Term Loan will be used to finance the acquisition of DBA Lux Holding S.A. (the “DBA Acquisition”) and pay fees and expenses in connection therewith. The Senior Secured Term Loan will be guaranteed by (i) the Company and substantially all of the Company’s existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed-upon exceptions for certain subsidiaries and (ii) substantially all of MFB International Holdings’ existing and future direct and indirect subsidiaries, with certain customary or agreed-upon exceptions for certain subsidiaries. Upon funding of the Senior Secured Term Loan, the Company and each of the U.S. and Luxembourg domiciled guarantors of the Senior Secured Term Loan will grant the Lenders a valid and perfected first priority (subject to certain customary exceptions) lien and security interest in (i) the equity interests of substantially all of the Company’s direct and indirect U.S. subsidiaries, 65% of the voting securities of certain first tier foreign subsidiaries of the Company, 100% of the equity interests of MFB International Holdings and its direct subsidiaries and 100% of the equity interests owned by any subsidiary of MFB International Holdings that is domiciled in Luxembourg; and (ii) substantially all present and future property and assets, real and personal, tangible and intangible, of the Company and each U.S. and Luxembourg domiciled guarantor, except for certain enumerated interests, and all proceeds and products of such property and assets.

The Senior Secured Term Loan will mature on the seven-year anniversary of the closing of the DBA Acquisition and any funding under the Senior Secured Term Loan will occur substantially concurrently with the consummation of the DBA Acquisition, subject to customary conditions for acquisition financings of this type. Outstanding borrowings under the Senior Secured Term Loan will be repayable in 0.25% quarterly installments, with the remainder of the outstanding principal to be repaid at maturity. If the Senior Secured Term Loan is repriced or refinanced on or prior to the sixth month anniversary of its funding and as a result of such repricing or refinancing the effective interest rate of the Senior Secured Term Loan decreases, MFB International Holdings will be required to pay a prepayment fee equal to 1.0% of the aggregate principal amount of the Senior Secured Term Loan subject to such repricing or refinancing. The Senior Secured Term Loan requires MFB International Holdings to prepay any outstanding term loans in connection with (i) the incurrence of certain indebtedness, (ii) non-ordinary course asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds in any period of twelve-consecutive months, with customary reinvestment provisions, and (iii) excess cash flow, which percentage will be based upon the Company’s leverage ratio during the relevant fiscal period.

The Revolving Loan Facility matures on July 23, 2018. All borrowings under the Revolving Loan Facility must be repaid in full upon maturity. Outstanding borrowings under the Revolving Loan Facility may be reborrowed and repaid without penalty.

Borrowings under the Senior Secured Term Loan bear interest at the “EURIBOR Rate” (as defined in the Second Amended Credit Agreement) plus 2.75%. At the Company’s option, borrowings under the Revolving Loan Facility may be maintained from time to time as (i) “Base Rate” loans, which bear interest at the highest of (a) 1/2 of 1% in excess of the federal funds rate, (b) the rate publicly announced by JPMorgan Chase Bank as its “prime rate” at its principal office in New York City, in effect from time to time and (c) the “LIBO Rate” (as defined in the Second Amended Credit Agreement and adjusted for maximum reserves) for LIBOR-based loans with a one-month interest period plus 1.0%, in effect from time to time, in each case plus the applicable margin based on the Company’s leverage ratio, or (ii) LIBOR-based loans, which bear interest at the LIBO Rate, as determined by reference to the rate for deposits in dollars appearing on the Reuters Screen LIBOR01 or LIBOR02 Page for the respective interest period or other commercially available source designated by the Administrative Agent, plus the applicable margin based on the Company’s leverage ratio. When the leverage ratio is greater than or equal to 4.00 to 1.00, the applicable margin for LIBO Rate loans is 2.25% and the applicable margin for Base Rate loans is 1.25%. When the leverage ratio is less than 4.00 to 1.00 but greater than or equal to 3.25 to 1.00, the applicable margin for LIBO Rate loans is 2.00% and the applicable margin for Base Rate loans is 1.00%. When the leverage ratio is less than 3.25 to 1.00 but greater than or equal to 2.50 to 1.00, the applicable margin for LIBO Rate loans is 1.75% and the applicable margin for Base Rate loans is 0.75%. When the leverage ratio is less than 2.50 to 1.00, the applicable margin for LIBO Rate loans is 1.50% and the applicable margin for Base Rate loans is 0.50%.

The Second Amended Credit Agreement requires that the Company maintain a minimum interest coverage ratio and a maximum total debt to EBITDA (earnings before income taxes, depreciation expense and amortization), or leverage ratio. The interest coverage ratio covenant requires that the ratio of the Company’s EBITDA for the preceding four fiscal quarters to its consolidated total interest expense for such period shall not be less than 3.25 to 1.00 for any fiscal quarter. The leverage ratio covenant requires that the ratio of the Company’s total debt to its EBITDA for the preceding four fiscal quarters will not be more than 4.00 to 1.00 through the third fiscal quarter of 2015 and 3.75 to 1.00 thereafter. The method of calculating all of the components used in the covenants is included in the Second Amended Credit Agreement.

The Second Amended Credit Agreement contains customary events of default, including nonpayment of principal when due; nonpayment of interest after stated grace period, fees or other amounts after stated grace period; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; any cross-default to material indebtedness; certain material judgments; certain events related to the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” actual or asserted invalidity of any guarantee, security document or subordination provision or non-perfection of security interest, and a change in control (as defined in the Second Amended Credit Agreement).

The foregoing description of the Second Amended and Restated Credit Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

From time to time, the financial institutions party to the Second Amended Credit Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. For example, some Lenders and/or their affiliates are parties to our accounts receivable securitization facility.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit 10.1
Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated July 30, 2014 by and among Hanesbrands Inc., MFB International Holdings S.à r.l., the various financial institutions and other persons from time to time party thereto, Suntrust Bank and Branch Banking & Trust Company, as the co-documentation agents, Bank of America, N.A. and PNC Bank, National Association, as the co-syndication agents, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent, and J.P. Morgan Limited, Barclays Bank PLC and HSBC Securities (USA) Inc., as the joint lead arrangers and joint bookrunners.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 31, 2014	HANESBRANDS INC.

	By:	/s/ Richard D. Moss
Richard D. Moss
Chief Financial Officer

Exhibits

10.1
Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated July 30, 2014 by and among Hanesbrands Inc., MFB International Holdings S.à r.l., the various financial institutions and other persons from time to time party thereto, Suntrust Bank and Branch Banking & Trust Company, as the co-documentation agents, Bank of America, N.A. and PNC Bank, National Association, as the co-syndication agents, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent, and J.P. Morgan Limited, Barclays Bank PLC and HSBC Securities (USA) Inc., as the joint lead arrangers and joint bookrunners.